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                                                             Exhibit 12

           AMERICAN GENERAL FINANCE CORPORATION AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)


                                                   Three Months Ended
                                                        March 31,
                                                   1999          1998
                                                 (dollars in thousands)
Earnings:
  Income before provision for income
    taxes                                        $ 82,730      $ 73,808
  Interest expense                                135,306       119,304
  Implicit interest in rents                        3,810         2,918

Total earnings                                   $221,846      $196,030


Fixed charges:
  Interest expense                               $135,306      $119,304
  Implicit interest in rents                        3,810         2,918

Total fixed charges                              $139,116      $122,222


Ratio of earnings to fixed charges                   1.59          1.60

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